Exhibit 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement Nos. 333-05709, 333-50749, 333-42758, 333-121167 and 333-122961 on Form S-3,
Registration Statement Nos. 33-92918 and 333-84398 on Form S-8 of Energy Conversion Devices, Inc. of our report dated October 21, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to
(i) the Company's change in method of accounting for goodwill and other intangible assets in fiscal year 2003, and (ii) substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Energy Conversion Devices, Inc. for the year ended June 30, 2005.


/s/ Deloitte & Touche LLP

Detroit, Michigan
September 12, 2005














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